UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                        Viatel Holding (Bermuda) Limited
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    G93447103

                                 (CUSIP Number)

                                December 31, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                               Page 1 of 15 Pages

CUSIP No. G93447103                   13G/A                  Page 2 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC  13-3937658
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    677,871
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    677,871
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            677,871
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.38%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 3 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            RCG Carpathia Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    619,887
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    619,887
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            619,887
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            5.83%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 4 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, L.L.C.   58-2253019
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    57,984
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    57,984
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            57,984
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.55%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 5 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.   13-3946794
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    677,871
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    677,871
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            677,871
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.32%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 6 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            677,871
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.38%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 7 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            677,871
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.38%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 8 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            677,871
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.38%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 9 of 15 Pages

-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    677,871
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    677,871
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            677,871
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.38%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. G93447103                   13G/A                  Page 10 of 15 Pages


     This Amendment No. 2 (this "Amendment") amends the statement on Schedule 13G filed on November 8, 2004 and amended by Amendment No. 1 filed on February 11, 2005 (the "Schedule 13G") with respect to shares of common stock, par value $0.01 per share(the "Common Stock") of Viatel Holding (Bermuda) Limited, a Bermuda company (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2(a), 2(b), 2(c), 4 and 8 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        RCG Carpathia Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        Ramius Securities, L.L.C.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        C4S & Co., L.L.C.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        Peter A. Cohen
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Morgan B. Stark
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Thomas W. Strauss
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

CUSIP No. G93447103                   13G/A                  Page 11 of 15 Pages


        Jeffrey M. Solomon
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          As of the date hereof, (i) Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities") owns 57,984 shares of Common Stock and (ii) RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia") owns 619,887 shares of Common Stock. In addition, each of Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital"), C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") may be deemed to beneficially own all shares of Common Stock held by Ramius Securities and Carpathia, an aggregate number of 677,871 shares of Common Stock.

          Note: Ramius Capital is the investment advisor of Carpathia and has the power to direct some of the affairs of Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius Capital. Ramius Capital is the Managing Member of Ramius Securities. C4S, is the managing member of Ramius Capital and in that capacity directs its operations. Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon are the managing members of C4S and in that capacity direct its operations. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon disclaims beneficial ownership of the shares of Common Stock owned by Carpathia and Ramius Securities and the filing of this statement shall not be construed as an admission that any such person is the beneficial owner of any such securities.

     (b)  Percent of class:

          Based on the Form 20F filed by the Company on June 30, 2005, there were 10,630,000 shares of Common Stock outstanding as of December 31, 2004. Therefore, (i) Carpathia may be deemed to beneficially own 5.83% of the outstanding shares of Common Stock, (ii) Ramius Securities may be deemed to beneficially own 0.55% of the outstanding shares of Common Stock, and (iii) each of Ramius Capital, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon may be deemed to beneficially own 6.38% of the outstanding shares of Common Stock.

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                See Item 4(a)

          (ii)  Shared power to vote or to direct the vote

CUSIP No. G93447103                   13G/A                  Page 12 of 15 Pages


                See Item 4(a)

          (iii) Sole power to dispose or to direct the disposition of

                See Item 4(a)

          (iv) Shared power to dispose or to direct the disposition of

                See Item 4(a)

Item 8.  Identification and Classification of Members of the Group

             See Exhibit I

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of February 14, 2006, by and among Ramius Capital, Carpathia, Ramius Securities, C4S, Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon.

Exhibit II: Power of Attorney for Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon, dated as of March 11, 2005.

CUSIP No. G93447103                   13G/A                  Page 13 of 15 Pages


SIGNATURES

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 14, 2006

RAMIUS CAPITAL GROUP, LLC

By: C4S & Co., L.L.C.,
    as Managing Member


RCG CARPATHIA MASTER FUND, LTD.

By: Ramius Capital Group, LLC,
    its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member


RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    its Managing Member


C4S & CO., L.L.C.

By: /s/ Jeffrey M. Solomon
    -----------------------------
    Authorized Person

PETER A. COHEN


THOMAS W. STRAUSS


MORGAN B. STARK


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
---------------------------------
By: Jeffrey M. Solomon
Individually and as Attorney-in-Fact for each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

CUSIP No. G93447103                   13G/A                  Page 14 of 15 Pages


                                                                       EXHIBIT I

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G/A, and all amendments thereto, and that such statement and all amendments thereto, is made on behalf of each of them.
     IN WITNESS WHEREOF, the undersigned hereby executed this agreement on February 14, 2006.

RAMIUS CAPITAL GROUP, LLC

By: C4S & Co., L.L.C.,
    as Managing Member


RCG CARPATHIA MASTER FUND, LTD.

By: Ramius Capital Group, LLC,
    its Investment Advisor

By: C4S & Co., L.L.C.,
    as Managing Member


RAMIUS SECURITIES, L.L.C.

By: Ramius Capital Group, LLC,
    its Managing Member

By: C4S & Co., L.L.C.,
    its Managing Member


C4S & CO., L.L.C.

By: /s/ Jeffrey M. Solomon
    -----------------------------
    Authorized Person

PETER A. COHEN


THOMAS W. STRAUSS


MORGAN B. STARK


JEFFREY M. SOLOMON


/s/ Jeffrey M. Solomon
---------------------------------
By: Jeffrey M. Solomon
Individually and as Attorney-in-Fact for each of Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

CUSIP No. G93447103                   13G/A                  Page 15 of 15 Pages


                                                                      EXHIBIT II

                                POWER OF ATTORNEY


     The undersigned hereby appoints Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, his true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto and any related documentation which may be required to be filed in his individual capacity as a result of the undersigned's beneficial ownership of, or participation in a group with respect to, securities directly or indirectly beneficially owned by Ramius Capital Group, LLC or any of its affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, or any of them, under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedule 13Ds or Schedule 13Gs unless revoked earlier in writing.

Date:    March 11, 2005

                                                    /s/ Peter A. Cohen
                                                    ----------------------
                                                    Peter A. Cohen



                                                    /s/ Morgan B. Stark
                                                    ----------------------
                                                    Morgan B. Stark



                                                    /s/ Thomas W. Strauss
                                                    ----------------------
                                                    Thomas W. Strauss



                                                    /s/ Jeffrey M. Solomon
                                                    ----------------------
                                                    Jeffrey M. Solomon